FIRST AMENDMENT TO HOTEL PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO HOTEL PURCHASE AND SALE AGREEMENT (this “Amendment”) is effective as of October 1, 2021 (the “Effective Date”), by and between CONDOR HOSPITALITY TRUST, INC., a Maryland corporation (“Seller”), and B9 COWBOY MEZZ A LLC, a Delaware limited liability company (collectively, “Buyer”).

RECITALS:

WHEREAS,  Seller and Buyer entered into that certain Hotel Purchase and Sale Agreement dated as of September 22, 2021 (the “Purchase Agreement”) for the purchase and sale of the Property as more specifically described in the Purchase Agreement.

WHEREAS,  Seller and Buyer desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants and agreements, and subject to the terms, conditions, and contingencies in this Amendment, Seller and Buyer agree as follows:

1. Incorporation of Defined Terms.  The foregoing recitals are incorporated herein by reference as if set forth in full.  All undefined capitalized terms used herein shall have the same meanings as set forth in the Purchase Agreement.

2. Excluded Management Agreements. The definition of "Excluded Management Agreement(s)" is hereby deleted and amended and restated in its entirety as follows:

"Excluded Management Agreement(s)" means that certain Hotel Management Agreement dated June 29, 2016 by and between SPPR-Dowell TRS Subsidiary LLC and Cherry Cove Hospitality Management, LLC for the operation and management of the Hilton Garden Inn Solomons located at 13100 Dowell Road, Dowell, MD 20629, which shall be terminated by Seller at Seller's sole cost and expense in accordance with Section 7.12."

3. General Provisions.

Full Force and Effect; Conflict.  Except as amended by this Amendment, the Purchase Agreement as modified remains in full force and effect and is ratified by Seller and Buyer.  In the event of any conflict between the Purchase Agreement and this Amendment, the terms and conditions of this Amendment shall control.

Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of Seller and Purchaser and their heirs, personal representatives, successors and assigns.

Counterparts.  This Amendment may be executed in counterparts, which when taken together shall constitute one and the same instrument.  A counterpart transmitted by facsimile or other electronic transmission shall be deemed an original for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, Seller and Buyer have caused this First Amendment to Hotel Purchase and Sale Agreement to be executed as of the Effective Date.

SELLER:

CONDOR HOSPITALITY TRUST, INC.,

a  Maryland corporation

By: /s/ J. William Blackham

Name: J. William Blackham

Title:   President and CEO

BUYER:

B9 COWBOY MEZZ A LLC,
a Delaware limited liability company

By:  /s/ Scott Trebilco
Name: Scott Trebilco
Title:   Managing Director and Vice President

Signature Page to First Amendment to the Hotel Purchase and Sale Agreement